EXHIBIT 99.1

Contact:	Aaron’s, Inc.	SCR Partners
	Kelly Wall	Jeff Black
	VP Finance, Investor Relations & Treasury	615.760.3679
	678.402.3399	JBlack@scr-ir.com
Kelly.Wall@aarons.com

Aaron’s, Inc. Reports Third Quarter 2017 Results

•	Total Revenues $838.9 Million; Diluted EPS $0.35

•	Non-GAAP Diluted EPS $0.43; Including Impact of Hurricanes

•	Estimated Total Impact of Hurricanes to Diluted EPS of $0.06 to $0.08 in Q3

•	Progressive Leasing Revenues Up 29%; Invoice Volume Up 36%

•	Reaffirms 2017 Outlook, Excluding Impact of Hurricanes

ATLANTA, October 27, 2017 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three and nine months ended September 30, 2017.
“We are pleased with our third quarter results, particularly in light of the disruptions caused by Hurricanes Harvey and Irma,” said John Robinson, Chief Executive Officer. “The storms affected hundreds of stores and retail partners in some of our most important states, and I’m extremely proud of the way our organization came together to help our customers, communities and associates while successfully operating our business.”
“Despite the impact of the storms, Progressive Leasing continued its impressive momentum and the Aaron’s Business showed improvement on a number of fronts. Excluding the financial impact of the storms, we remain on track to deliver our full year outlook.”
“Progressive had another quarter of accelerating invoice growth and solid lease portfolio performance driven by new door growth and an increase in volume per active door. We believe our offering is well positioned to continue to deliver robust growth,” Mr. Robinson stated.

“The Aaron’s Business benefited from a number of positive trends in the quarter, with same-store revenues beating our expectations. We’re making solid progress on our transformational initiatives, which we believe will position our direct-to-consumer platform for long-term growth.”
“We continue to manage our strong balance sheet conservatively, which allows us to be opportunistic in running the business. During the quarter, we increased the size, lowered the cost and extended the maturity of our senior credit facilities, ending the period with $126.3 million in cash and net debt to capitalization of 13%. We also successfully closed the acquisition of our largest franchisee. We’ll continue to employ a capital strategy that balances strategic investment and potential acquisitions with dividends, share buybacks and debt reduction,” Mr. Robinson concluded.
Financial Summary
Aaron’s, Inc. (the “Company”) conducts its operations through three primary businesses: 1) Progressive Leasing’s virtual lease-to-own business (“Progressive Leasing”); 2) Aaron’s branded Company-operated and franchised lease-to-own stores, Aarons.com and Woodhaven, the Company’s furniture manufacturing operations (collectively, the “Aaron’s Business”); and 3) Dent-A-Med, Inc. (“DAMI”), our second-look financing business. The financial information presented in this press release includes the effects of Hurricanes Harvey and Irma, unless otherwise indicated.
For the third quarter of 2017, Company revenues were $838.9 million compared with $769.0 million for the third quarter of 2016. Net earnings were $25.3 million compared with $29.5 million in the prior year period. Diluted earnings per share were $0.35 compared with $0.40 a year ago. The effective tax rate for the three months ended September 30, 2017 was 35.4% compared with 34.9% for the prior year period.
On a non-GAAP basis, net earnings for the third quarter of 2017 were $31.3 million compared with $36.8 million for the same period in 2016, and non-GAAP earnings per share assuming dilution were $0.43 in the third quarter of 2017 compared with $0.50 for the same quarter in 2016. The total estimated impact of both Hurricanes Harvey and Irma for the third quarter of 2017 was in the range of $0.06 to $0.08 per share on a fully diluted basis.

For the third quarter of 2017, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing, amortization expense and acquisition and transaction costs resulting from the 2017 acquisition of our largest franchisee, and restructuring charges for the Aaron’s Business and DAMI. For the third quarter of 2016, non-GAAP earnings results exclude the effects of Progressive Leasing amortization, restructuring charges and an impairment charge resulting from the Company’s sale of its HomeSmart business.
Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, was $67.7 million for the third quarter of 2017, compared with $76.4 million for the same period in 2016. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
During the first nine months of 2017, revenues increased 3.6% to $2.499 billion compared with $2.413 billion for the prior year period. Net earnings were $115.0 million versus $117.7 million for the first nine months last year. Diluted earnings per share were $1.60 compared with $1.61 a year ago. The effective tax rate for the comparable nine months ended on September 30, was 35.7% for 2017 compared with 36.8% for 2016.
On a non-GAAP basis, net earnings for the first nine months of 2017 were $137.6 million compared with $132.0 million for the same period in 2016, and non-GAAP diluted earnings per share were $1.91 compared with $1.80 for the same nine month period in 2016. Non-GAAP net earnings and diluted earnings per share in 2017 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive Leasing, amortization expense resulting from the 2017 acquisition of SEI, our largest franchisee, acquisition transactions and transition costs related to the 2017 acquisition of SEI and restructuring charges for the Aaron’s Business and DAMI. In 2016, non-GAAP earnings results exclude the effects of Progressive Leasing amortization, a gain on the sale of the Company’s headquarters building, retirement and severance charges and loss resulting from the Company’s disposition of HomeSmart. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the charges and adjustments discussed above, was $272.8 million for the nine months ended September 30, 2017 compared with $268.6 million for the same period in 2016.

The Company generated $180.3 million in cash from operations during the nine months ended September 30, 2017 and ended the third quarter with $126.3 million in cash compared with a cash balance of $308.6 million at the end of 2016. The reduction in cash was due primarily to the acquisition of SEI, scheduled principal payments of the Company’s term loan and unsecured notes and the repayment of the DAMI credit facility, offset by cash from operations.
Progressive Leasing Results
Progressive Leasing’s revenue in the third quarter of 2017 increased 29.1% to $398.3 million from $308.4 million in the third quarter of 2016. Progressive Leasing’s revenue in the first nine months of 2017 increased 24.5% to $1.138 billion from $913.6 million for the same period of 2016. Active doors increased 26% in the third quarter of 2017 to approximately 20,000. Invoice volume per active door increased 8.0%. Progressive Leasing had 675,000 customers at September 30, 2017, a 25% increase from September 30, 2016.
Earnings before income taxes for Progressive Leasing were $27.7 million and $101.7 million for the three and nine months ended September 30, 2017 compared with $24.7 million and $75.7 million for the same periods a year ago. EBITDA for the third quarter and first nine months of 2017 was $39.3 million and $137.9 million, respectively, compared with $37.2 million and $113.7 million, for the same periods of 2016. As a percentage of revenues, EBITDA was 9.9% and 12.1%, respectively, for the third quarter and first nine months of 2017 compared with 12.1% and 12.4% for the same periods in 2016. Provision for lease merchandise write-offs was 6.2% of revenue in the third quarter of 2017, including the hurricane impact, compared with 6.1% in the same period of 2016. Bad debt expense as a percent of revenue in the third quarter of 2017 was 12.7% compared with 11.4% in the same period of 2016. The hurricanes adversely impacted write-offs and bad debt expense as a percentage of revenue by approximately 30 basis points and 65 basis points, respectively. In addition, bad debt expense was also impacted by traditional provisioning related to strong invoice growth.

The Aaron’s Business Results
For the third quarter of 2017, overall revenues for the Aaron’s Business decreased 4.9% to $431.7 million from $454.1 million in the third quarter of 2016. Revenues for the first nine months of 2017 decreased 9.9% to $1.336 billion compared with $1.483 billion from the same period a year ago.
Lease revenue and fees for the three and nine months ended September 30, 2017 decreased 2.3% and 9.4% compared with the same periods in 2016. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 16.2% and 10.9% for the three and nine month periods ended September 30, 2017 compared with the same periods of the prior year. The decline is attributed in part to the reduction in non-retail sales resulting from the acquisition of SEI.
On May 13, 2016, the Company completed the sale of its HomeSmart business. HomeSmart revenues for the nine months ended September 30, 2016 were $25.4 million. Excluding those HomeSmart revenues, total revenues for the Aaron’s Business decreased 4.9% and 8.3% for the three and nine month periods ended September 30, 2017, compared with the same periods of the prior-year.
Earnings before income taxes for the Aaron’s Business were $15.5 million and $85.6 million for the three and nine months ended September 30, 2017, compared with $23.2 million and $118.2 million for the same periods a year ago. Adjusted EBITDA in the three and nine months ended September 30, 2017 was $30.8 million and $138.6 million compared with $40.4 million and $158.8 million for the same periods in 2016. As a percentage of revenue, Adjusted EBITDA was 7.1% and 10.4% for the three and nine months ended September 30, 2017, respectively, compared with 8.9% and 10.7% for the same periods last year. Write-offs for damaged, lost or unsaleable merchandise were 5.2% of revenues in the third quarter of 2017, including the hurricanes impact, compared with 4.9% for the same period last year. Excluding the impact of the hurricanes, write-offs for damaged, lost or unsaleable merchandise, net of estimated insurance proceeds, were 4.9% of revenues in the third quarter of 2017.

Same store revenues (revenues earned in Company-operated stores open for the entirety of the third quarter of 2017 and 2016) decreased 5.6% during the third quarter of 2017, compared with the third quarter of 2016. Excluding the stores impacted by the hurricanes, comparable store sales were down 5.0%. Customer count on a same store basis was down 4.6%. Company-operated Aaron’s stores had 986,000 customers at September 30, 2017, a 0.5% increase from the third quarter of 2016.
At September 30, 2017, the Aaron’s Business had 1,181 Company-operated stores and 569 franchised stores. During the third quarter of 2017, the Company acquired 104 franchised stores, closed or consolidated nine Company-operated stores and sold seven Company-operated stores to third parties. Five franchised stores were closed and two franchised stores were sold to third parties.
Company-operated stores that were closed are related to the Company’s previously disclosed program to identify underperforming stores and right size the footprint in existing markets. During the third quarter of 2017, the Aaron’s Business incurred a pre-tax restructuring charge of $0.8 million related to these closures and additional store closures planned for the fourth quarter of 2017. In the first nine months of 2017, the aggregate pre-tax restructuring charge related to these store closures and other restructuring activities was $14.4 million.
DAMI Results
Revenue for DAMI was $8.9 million in the third quarter of 2017, compared with $6.5 million in the third quarter of 2016. DAMI’s revenue for the first nine months of 2017 was $25.7 million versus $16.5 million for the same period of 2016. DAMI’s loss before income taxes was $4.0 million and $8.5 million for the three and nine months ended September 30, 2017, compared with a loss before income taxes of $2.5 million and $7.7 million for the same periods in 2016. DAMI’s pre-tax, pre-provision loss was $2.5 million and $4.6 million for the three and nine months ended September 30, 2017 compared with $1.0 million and $3.0 million for the same periods a year ago.

Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management’s provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.
Significant Components of Revenue
Consolidated lease revenues and fees for the three and nine months ended September 30, 2017 increased 12.1% and 5.4%, respectively, over the same prior year periods. Franchise royalties and fees decreased 19.8% in the third quarter of 2017 and 15.1% for the first nine months of 2017 compared with the same periods a year ago. The decrease in franchise royalties and fees was the combined result of decreases in both revenues generated by the Company’s franchisees and the number of franchised stores. The Company’s franchisee revenues totaled $178.2 million and $615.5 million in the three and nine months ended September 30, 2017, a decrease of 20.9% and 12.5% from the same periods for the prior year. Same store revenues for franchised stores were down 5.8% and same store customer counts were down 3.9% for the third quarter of 2017 compared with the same quarter in 2016, including the impact of the hurricanes in 2017. Franchised stores had 417,000 customers at the end of the third quarter, a 23.1% decline from the prior year period. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company and any changes from the prior year period are not adjusted for the purchase of SEI.
2017 Outlook
Excluding the estimated impact of the hurricanes, the Company is reaffirming its outlook for 2017 as outlined in the July 28, 2017 second quarter earnings press release. The Company will discuss the impact of Hurricanes Harvey and Irma in more detail on its third quarter earnings conference call.

Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Friday, October 27, 2017, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its 1,750 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 27,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “outlook,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as the impacts of Hurricanes Harvey and Irma on the future performance of Progressive Leasing, Aaron’s Business and DAMI; changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives, risks related to our recent acquisition of our largest franchisee, including the risk that its financial performance does not meet expectations, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as updated in its subsequently filed Quarterly Reports on Form 10-Q, which are available from the SEC. Statements in this release that are “forward-looking” include without limitation statements regarding: the performance of the Progressive lease portfolio; Progressive’s revenue growth going forward; the outcome of the transformation initiatives for the Aaron’s Business; the Company’s capital strategy; the Company’s projected results (including Progressive Leasing’s and DAMI’s results) and the future impact of Hurricanes Harvey and Irma on those business results, and the updated Outlook for the Company on a consolidated basis, and for the Aaron’s Business and Progressive Leasing, individually. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Lease Revenues and Fees	$755,318	$673,869	$2,217,029	$2,104,157
Retail Sales	6,274	6,131	21,158	23,546
Non-Retail Sales	56,443	67,349	195,372	219,264
Franchise Royalties and Fees	11,140	13,898	38,165	44,965
Interest and Fees on Loans Receivable	8,936	6,480	25,669	16,545
Other	772	1,255	1,688	4,285
Total	838,883	768,982	2,499,081	2,412,762

Costs and Expenses:
Depreciation of Lease Merchandise	365,576	317,127	1,072,972	987,398
Retail Cost of Sales	4,380	4,093	13,711	15,050
Non-Retail Cost of Sales	50,750	60,316	174,653	195,685
Operating Expenses	374,157	331,977	1,033,530	1,011,002
Restructuring Expenses	845	4,658	14,617	4,658
Other Operating Expense (Income), Net	486	2	(586)	(5,972)
Total	796,194	718,173	2,308,897	2,207,821

Operating Profit	42,689	50,809	190,184	204,941
Interest Income	344	868	1,696	1,796
Interest Expense	(4,707)	(5,745)	(16,074)	(17,961)
Other Non-Operating Income (Expense), Net	895	(650)	3,033	(2,642)
Earnings Before Income Taxes	39,221	45,282	178,839	186,134

Income Taxes	13,880	15,818	63,863	68,482
Net Earnings	$25,341	$29,464	$114,976	$117,652

Earnings Per Share	$0.36	$0.41	$1.62	$1.62
Earnings Per Share Assuming Dilution	$0.35	$0.40	$1.60	$1.61

Weighted Average Shares Outstanding	70,746	72,608	70,914	72,667
Weighted Average Shares Outstanding Assuming Dilution	72,095	73,199	72,057	73,231

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	September 30, 2017	December 31, 2016

Cash and Cash Equivalents	$126,253	$308,561
Investments	22,893	20,519
Accounts Receivable, Net	92,161	95,777
Lease Merchandise, Net	1,048,269	999,381
Loans Receivable, Net	85,102	84,804
Property, Plant and Equipment, Net	205,456	211,271
Other Assets, Net	1,014,870	895,423

Total Assets	2,595,004	2,615,736

Debt	372,691	497,829
Total Liabilities	1,021,048	1,134,138

Shareholders’ Equity	$1,573,956	$1,481,598

Selected Cash Flow Data
(In thousands)

	(Unaudited) Nine Months Ended
	September 30,
	2017	2016

Cash Provided by Operating Activities	$180,273	$461,787
Cash Used in Investing Activities	(185,784)	(3,991)
Cash Used in Financing Activities	(176,899)	(153,252)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	102	—
(Decrease) Increase in Cash and Cash Equivalents	(182,308)	304,544
Cash and Cash Equivalents at Beginning of Period	308,561	14,942
Cash and Cash Equivalents at End of Period	$126,253	$319,486

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	September 30, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$398,282	$357,036	$—	$755,318
Retail Sales	—	6,274	—	6,274
Non-Retail Sales	—	56,443	—	56,443
Franchise Royalties and Fees	—	11,140	—	11,140
Interest and Fees on Loans Receivable	—	—	8,936	8,936
Other	—	772	—	772
	$398,282	$431,665	$8,936	$838,883

	(Unaudited)
	Three Months Ended
	September 30, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$308,397	$365,472	$—	$673,869
Retail Sales	—	6,131	—	6,131
Non-Retail Sales	—	67,349	—	67,349
Franchise Royalties and Fees	—	13,898	—	13,898
Interest and Fees on Loans Receivable	—	—	6,480	6,480
Other	—	1,255	—	1,255
	$308,397	$454,105	$6,480	$768,982

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Aaron’s, Inc. and Subsidiaries
Nine Months Revenues by Segment
(In thousands)

	(Unaudited)
	Nine Months Ended
	September 30, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$1,137,896	$1,079,133	$—	$2,217,029
Retail Sales	—	21,158	—	21,158
Non-Retail Sales	—	195,372	—	195,372
Franchise Royalties and Fees	—	38,165	—	38,165
Interest and Fees on Loans Receivable	—	—	25,669	25,669
Other	—	1,688	—	1,688
	$1,137,896	$1,335,516	$25,669	$2,499,081

	(Unaudited)
	Nine Months Ended
	September 30, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$913,636	$1,190,521	$—	$2,104,157
Retail Sales	—	23,546	—	23,546
Non-Retail Sales	—	219,264	—	219,264
Franchise Royalties and Fees	—	44,965	—	44,965
Interest and Fees on Loans Receivable	—	—	16,545	16,545
Other	—	4,285	—	4,285
	$913,636	$1,482,581	$16,545	$2,412,762

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the third quarter of 2017 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.0 million in amortization expense resulting from our 2017 acquisition of our largest franchisee, SEI, $2.0 million in acquisition transaction & transitions costs related to the acquisition of SEI and $0.8 million in restructuring charges. For the first nine months of 2017 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $17.6 million in Progressive Leasing-related intangible amortization expense, $1.0 million in amortization expense resulting from our 2017 acquisition of SEI, $2.0 million in acquisition transaction & transition costs related to the acquisition of SEI and $14.6 million in restructuring charges. Non-GAAP net earnings and non-GAAP diluted earnings per share for the third quarter of 2016 exclude $6.6 million in Progressive Leasing-related intangible amortization expense, $4.7 million in restructuring charges and a $40,000 impairment charge related to the HomeSmart asset sale. For the first nine months of 2016 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $19.8 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s headquarters building, $3.7 million in retirement and severance charges, $4.7 million in restructuring charges and a $5.6 million impairment charge related to the HomeSmart asset sale.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Earnings	$25,341	$29,464	$114,976	$117,652
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	3,503	4,286	11,314	12,492
Add Franchisee Related Intangible Amortization Expense(3)	673	—	670	—
Less Gain on Sale of Building (4)	—	—	—	(6,998)
Add Retirement and Severance Charges (5)	—	—	—	2,328
Add Loss on Assets Held for Sale (6)	—	26	—	3,568
Add Restructuring (7)(8)	546	3,031	9,397	2,944
Add Acquisition Transaction and Transition Costs (9)	1,275	—	1,268	—

Non-GAAP Net Earnings	$31,338	$36,807	$137,625	$131,986

Earnings Per Share Assuming Dilution	$0.35	$0.40	$1.60	$1.61
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.05	0.06	0.16	0.17
Add Franchisee Related Intangible Amortization Expense(3)	0.01	—	0.01	—
Less Gain on Sale of Building (4)	—	—	—	(0.10)
Add Retirement and Severance Charges (5)	—	—	—	0.03
Add Loss on Assets Held for Sale (6)	—	—	—	0.05
Add Restructuring (7)(8)	0.01	0.04	0.13	0.04
Add Acquisition Transaction and Transition Costs (9)	0.02	—	0.02	—

Non-GAAP Earnings Per Share Assuming Dilution (10)	$0.43	$0.50	$1.91	$1.80

Weighted Average Shares Outstanding Assuming Dilution	72,095	73,199	72,057	73,231

(1)	Net of taxes of $1,918 and $6,284 for the three and nine months ended September 30, 2017 calculated using the effective tax rate for the respective periods.

(2)	Net of taxes of $2,301 and $7,270 for the three and nine months ended September 30, 2016 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $369 and $372 for the three and nine months ended September 30, 2017 calculated using the effective tax rate for the respective periods.

(4)	Net of taxes of $4,073 for the nine months ended September 30, 2016 calculated using the effective tax rate for the period.

(5)	Net of taxes of $1,355 for the nine months ended September 30, 2016 calculated using the effective tax rate for the period.

(6)	Net of taxes of $14 and $2,077 for the three and nine months ended September 30, 2016 calculated using the effective tax rate for the respective periods.

(7)	Net of taxes of $299 and $5,220 for the three and nine months ended September 30, 2017 calculated using the effective tax rate for the respective periods.

(8)	Net of taxes of $1,627 and $1,714 for the three and nine months ended September 30, 2016 calculated using the effective tax rate for the respective periods.

(9)	Net of taxes of $1,275 and $1,268 for the three and nine months ended September 30, 2017 calculated using the effective tax rate for the respective periods.

(10)	In some cases, the sum of individual EPS amounts may not equal total EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Loss Before Income Taxes	$(3,997)	$(2,524)	$(8,457)	$(7,686)
Add: Adjustment to Increase Allowance for Loan Losses During Period	1,449	1,493	3,838	4,652
Pre-tax, Pre-provision Loss	$(2,548)	$(1,031)	$(4,619)	$(3,034)

Due to the growth of our originated credit card loan portfolio subsequent to the October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	September 30, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$25,341
Income Taxes	—	—	—	13,880
Earnings (Loss) Before Income Taxes	27,734	15,484	(3,997)	39,221
Interest Expense	4,562	(1,124)	1,269	4,707
Depreciation	1,587	12,166	179	13,932
Amortization	5,421	1,474	145	7,040
EBITDA	$39,304	$28,000	$(2,404)	$64,900
Restructuring Expenses	—	819	26	845
Acquisition Transaction and Transition Costs	—	1,973	—	1,973
Adjusted EBITDA	$39,304	$30,792	$(2,378)	$67,718

	(Unaudited)
	Three Months Ended
	September 30, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$29,464
Income Taxes	—	—	—	15,818
Earnings (Loss) Before Income Taxes	24,655	23,151	(2,524)	45,282
Interest Expense	4,933	(244)	1,056	5,745
Depreciation	1,030	12,294	99	13,423
Amortization	6,587	482	145	7,214
EBITDA	$37,205	$35,683	$(1,224)	$71,664
Loss on Sale of HomeSmart	—	40	—	40
Restructuring Expenses	—	4,658	—	4,658
Adjusted EBITDA	$37,205	$40,381	$(1,224)	$76,362

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Nine Months Segment EBITDA
(In thousands)

	(Unaudited)
	Nine Months Ended
	September 30, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$114,976
Income Taxes	—	—	—	63,863
Earnings (Loss) Before Income Taxes	101,732	85,564	(8,457)	178,839
Interest Expense	14,023	(1,481)	3,532	16,074
Depreciation	4,522	35,719	479	40,720
Amortization	17,598	2,521	435	20,554
EBITDA	$137,875	$122,323	$(4,011)	$256,187
Restructuring Expenses	—	14,353	264	14,617
Acquisition Transaction and Transition Costs	—	1,973	—	1,973
Adjusted EBITDA	$137,875	$138,649	$(3,747)	$272,777

	(Unaudited)
	Nine Months Ended
	September 30, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$117,652
Income Taxes	—	—	—	68,482
Earnings (Loss) Before Income Taxes	75,652	118,168	(7,686)	186,134
Interest Expense	15,225	(305)	3,041	17,961
Depreciation	3,095	36,640	302	40,037
Amortization	19,762	1,368	425	21,555
EBITDA	$113,734	$155,871	$(3,918)	$265,687
Gain on Sale of Building	—	(11,071)	—	(11,071)
Retirement Charges	—	3,683	—	3,683
Loss on Sale of HomeSmart	—	5,645	—	5,645
Restructuring Expenses	—	4,658	—	4,658
Adjusted EBITDA	$113,734	$158,786	$(3,918)	$268,602

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.